EXHIBIT 99.1

FORM OF
INSTRUCTIONS AS TO USE OF
SUBSCRIPTION RIGHTS CERTIFICATES

The following instructions relate to a subscription rights offering (the “Subscription Rights Offering”) by Keystone Consolidated Industries, Inc., a Delaware corporation (the “Company”), made to the holders of record of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s prospectus, dated [___________] (the “Prospectus”). Record holders of Common Stock as of 5:00 p.m., Eastern Time, on [___________] (the “Record Date”), are receiving non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of Common Stock (the “Underlying Shares”). An aggregate of up to 2,500,000 Underlying Shares are being offered by the Prospectus. Each record holder will receive 0.25 of a Subscription Right for each share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional rights and subject to further adjustment as described below.

The Subscription Rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on [__________], unless extended in the sole discretion of the Company (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Subscription Rights will be null and void. The Company will not be obligated to honor any purported exercise of Subscription Rights received by Computershare Inc. (the “Subscription Agent”) after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, unless the Subscription Rights holder uses the guaranteed delivery procedures described on Exhibit A to these Instructions As to Use of Subscription Rights Certificates (the “Instructions”). The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. The Subscription Rights are evidenced by Subscription Rights certificates (the “Subscription Rights Certificates”).

Each whole Subscription Right allows the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Right”) at the cash price of $10.00 per share (the “Subscription Price”). Fractional Subscription Rights or cash in lieu of fractional Subscription Rights will not be issued in the Subscription Rights Offering. Fractional Subscription Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers no more than 2,500,000 shares of Common Stock in the Subscription Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, then you would receive 250 Subscription Rights pursuant to your Basic Subscription Right, and you would have the right to purchase 250 shares of Common Stock in the Subscription Rights Offering pursuant to your Basic Subscription Right.

In addition, each Subscription Rights holder who exercises its Basic Subscription Right in full will be eligible to subscribe (the “Oversubscription Right”) at the same Subscription Price of $10.00 per share for additional shares of Common Stock on a pro rata basis if any shares are not purchased by other Subscription Rights holders under their Basic Subscription Rights as of the Expiration Date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of Common Stock that you and other Subscription Rights holders have purchased by fully exercising your Basic Subscription Rights with respect to your Common Stock holdings.  Each Subscription Rights holder may only exercise its Oversubscription Right if such holder exercised its Basic Subscription Right in full and other Subscription Rights holders do not exercise their Basic Subscription Rights in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Oversubscription Right, then the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Subscription Rights holders who exercised their Oversubscription Rights. For the purposes of determining eligibility for the Oversubscription Right, holders will be deemed to have exercised their Basic Subscription Right in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Right. See “The Subscription Rights Offering — Basic Subscription Right” and “The Subscription Rights Offering – Oversubscription Right” in the Prospectus.

The whole number of Subscription Rights to which a Subscription Rights holder is entitled is printed on the face of the Subscription Rights Certificate. A Subscription Rights holder should indicate its wishes with regard to the exercise of its Subscription Rights by completing the appropriate portions of its Subscription Rights Certificate and returning the certificate, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Right and the Oversubscription Right, to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus and the Instructions.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT MUST BE ACTUALLY RECEIVED, INCLUDING THE FINAL CLEARANCE OF ANY CHECKS, BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A SUBSCRIPTION RIGHTS HOLDER HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT AND THE OVERSUBSCRIPTION RIGHT, SUCH EXERCISE MAY BE REVOKED ONLY AS DESCRIBED BELOW. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Exercise of Subscription Rights and Subscription Procedures.
(a)  Exercise of Subscription Rights. To exercise Subscription Rights, complete the Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Right and the Oversubscription Right, to the Subscription Agent so that it will be actually received by the Subscription Agent, including the final clearance of any checks, on or prior to 5:00 p.m., Eastern Time, on the Expiration Date.

If the number of shares of Common Sock to be subscribed for is not indicated on a Subscription Rights Certificate or notice of guaranteed delivery (as applicable), or if the number of shares of Common Stock indicated do not agree with the aggregate Subscription Price payment delivered, then the Subscription Rights holder will be deemed to have subscribed for the maximum number of shares of Common Stock that may be subscribed for under both the Basic Subscription Right and the Oversubscription Right for the aggregate Subscription Price payment delivered.

(b)  Acceptance of Subscription Price Payments.  Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. Payment of the Subscription Price must be made in United States dollars for the full number of Underlying Shares being subscribed for by check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to “Computershare Inc., as Subscription Agent.”

The Subscription Price will be deemed to have been received by the Subscription Agent only upon the clearance of any uncertified check or the receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or any postal, telegraphic or express money order. If a Subscription Rights holder is paying by uncertified personal check, please note that the funds paid thereby may take several business days to clear. Accordingly, Subscription Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, postal, telegraphic or express money order. Please reference the Subscription Rights Certificate number on any check, bank draft or money order.

If the aggregate Subscription Price paid by a Subscription Rights holder exceeds the amount necessary to purchase the number of Underlying Shares for which the Subscription Rights holder has indicated an intention to subscribe, then the remaining amount will be returned to the Subscription Rights holder by mail, without interest or deduction, as soon as practicable after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Subscription Rights Offering have been effected.

(c)  Delivery of Subscription Rights Certificates and Subscription Price Payments.  The completed and signed Subscription Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Mail:	By Hand or Overnight Courier:

Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	Computershare Trust Company, N.A. Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184

Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

(d)  Procedures for Guaranteed Delivery.  Alternatively, a Subscription Rights holder may cause a written guarantee substantially in the form of the Notice of Guaranteed Delivery for Subscription Rights Certificate included as Exhibit A with these Instructions (the “Notice of Guaranteed Delivery”) to be received by the Subscription Agent at or prior to the Expiration Date, together with payment in full of the applicable Subscription Price. A Notice of Guaranteed Delivery must be properly completed and signed by both (i) the holder of the Subscription Rights evidenced by the Subscription Rights Certificate and (ii) a member firm of a registered national securities exchange or member of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent. Such Notice of Guaranteed Delivery must state the name of the Subscription Rights holder, the number of Subscription Rights represented by the Subscription Rights Certificate, the number of shares of Common Stock being subscribed for pursuant to the Basic Subscription Right and the Oversubscription Right, if any, and must guarantee the delivery to the Subscription Agent of the properly completed and signed Subscription Rights Certificate within three (3) trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, then the Subscription Rights Certificate must be received by the Subscription Agent within three (3) trading days of the date of the Notice of Guaranteed Delivery.

(e)  Exercise of Subscription Rights Through a Nominee.  Brokers, dealers and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Oversubscription Right on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Right, as to the aggregate number of Subscription Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Oversubscription Right, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Oversubscription Right than are available for sale, then the Excess Shares will be allocated, as described above, among beneficial owners exercising the Oversubscription Right in proportion to such owners’ exercise of Subscription Rights pursuant to the Basic Subscription Right.

(f)  Revocation. If a Subscription Rights holder exercises its Subscription Rights, such exercise may be revoked prior to the Expiration Date by following the procedures set forth in these Instructions and in “The Subscription Rights Offering – Revocation” in the Prospectus. In order to effect such a revocation, a written or facsimile transmission notice of revocation must be received by the Subscription Agent, at its address set forth above or facsimile number (781) 930-4942, prior to the Expiration Date. Any such notice of revocation must (i) specify the name of the Subscription Rights holder who has exercised the Subscription Rights being revoked, (ii) identify the Subscription Rights Certificate for which a subscription exercise is being revoked (including the certificate control number and the number of shares of Common Stock for which such Subscription Rights Certificate may be exercised) and (iii) be signed by the Subscription Rights holder in the same manner as the original signature on the Subscription Rights Certificate previously tendered. Any Subscription Rights Certificate for which a right of exercise has been revoked will be deemed not to have been validly tendered for purposes of the Subscription Rights Offering and no shares of Common Stock will be issued with respect thereto unless such Subscription Rights Certificate is validly retendered. A properly revoked Subscription Rights Certificate may be retendered by following the procedures described in these Instructions and “The Subscription Rights Offering - Subscription Procedures” and “The Subscription Rights Offering - Subscription Payments” in the Prospectus at any time prior to the Expiration Date.

(g)  Questions and Request for Additional Materials.  For questions regarding the Subscription Rights Offering, assistance regarding the method of exercising Subscription Rights or for additional copies of relevant documents, including a Notice of Guaranteed Delivery and related instructions, please contact the Information Agent, Georgeson Inc., at:

Georgeson Inc.
17 State Street, 10th Floor
New York, NY 10004

Banks and brokers please call: (212) 440-9800.
All others call toll free: (877) 278-3812.

A beneficial owner of Subscription Rights who wishes to revoke the exercise of its Subscription Rights made on behalf of such beneficial owner by a broker, dealer or other nominee should instruct such broker, dealer or nominee to revoke the exercise of Subscription Rights on behalf of the beneficial owner before 5:00 p.m., Eastern Time, on the Expiration Date.

2.	Issuance of Common Stock.
As soon as practicable after the completion of the Subscription Rights Offering and the valid exercise of Subscription Rights pursuant to the Basic Subscription Right and the Oversubscription Right, and after all pro rata allocations and adjustments contemplated by the terms of the Subscription Rights Offering have been effected, the Common Stock purchased pursuant to the Subscription Rights Offering will be issued to, and any Excess Cash Payment (as defined below) will be made payable to, the name of the registered holder shown on the face of the Subscription Rights Certificate, and the Common Stock and any Exercise Cash Payment will be delivered to the address of the registered holder shown on the face of the Subscription Rights Certificate.

(a)  Basic Subscription Right. The Subscription Agent will deliver to each exercising Subscription Rights holder the number of shares of Common Stock purchased pursuant to the Basic Subscription Right. See “The Subscription Rights Offering — Basic Subscription Right” in the Prospectus.

(b)  Oversubscription Right. The Subscription Agent will deliver to each Subscription Rights holder who validly exercises the Oversubscription Right the number of shares of Common Stock, if any, allocated to such Subscription Rights holder pursuant to the Oversubscription Right. See “The Subscription Rights Offering — Oversubscription Right” in the Prospectus.

(c)  Excess Cash Payments. The Subscription Agent will mail to each Subscription Rights holder who exercises the Oversubscription Right any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Subscription Rights holder but not allocated to such Subscription Rights holder pursuant to the Oversubscription Right (an “Excess Cash Payment”). See “The Subscription Rights Offering — Oversubscription Right - Return of Excess Payment” in the Prospectus.

3.	Sale, Transfer or Assignment of Subscription Right.
Subscription Rights may not be sold, transferred, or assigned; provided, however, that Subscription Rights are transferable by operation of law (for example, the transfer of Subscription Rights to the estate of a recipient upon the recipient’s death).

4.	Commissions, Fees and Expenses.
The Company will pay all fees and expenses of the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Subscription Rights Offering. The Company has also agreed to indemnify the Subscription Agent and the Information Agent from certain liabilities that they may incur in connection with the Subscription Rights Offering. However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent or the Subscription Agent.

5.	Execution of Subscription Rights Certificates.
(a)  Execution by Registered Holder.  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement, or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

(b)  Execution by Person Other than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

6.	Method of Delivery to Subscription Agent.
The method of delivery of the Subscription Rights Certificate and the payment of the Subscription Price to the Subscription Agent is at the election and risk of the Subscription Rights holder. If Subscription Rights Certificates and payment of the Subscription Price is sent by mail, then they should be sent by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the Subscription Agent and clearance of payment of the Subscription Price prior to the Expiration Date.

7.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.
In the case of Subscription Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Right and of the Oversubscription Right may be effected by instructing the Book-Entry Transfer Facility to transfer Subscription Rights from the Book-Entry Transfer Facility account of the Subscription Rights holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Right and the Oversubscription Right by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Oversubscription Right. See the Company’s “Letter to Securities Dealers, Commercial Banks, Trust Company and Other Nominees” and the “Nominee Holder Certification.”